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EXHIBIT 21


LIST OF SUBSIDIARIES

Kent-Marsh Ltd., Inc.

Astonishing Developments, Inc.

DanaSoft, Inc.

LSHC Acquisition Corp.

Liberty Recovery Corp.

How2HQ.com, inc.
         2-Lane Media, Inc.
         F3 Acquisition Corporation
            Forward Freight, Inc.
         FCI Services, Inc.
         Forward Communications, Inc.